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FORM 3
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       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


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1.   Name and Address of Reporting Person

     (a)  Ross Financial Corporation
          P.O. Box 31363-SMB
          Cayman Islands, BWI

     (b)  Dart, Kenneth B.
          P.O. Box 31363-SMB
          Cayman Islands, BWI
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2.   Date of Event Requiring Statement

     11/30/97
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3.   IRS or Social Security Number of Reporting Person (Voluntary)
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4.   Issuer Name and Ticker or Trading Symbol

     Alpha-Beta Technology, Inc.
     ABTI
     CUSIP# 02071K105
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5.   Relationship of Reporting Person(s) to Issuer (Check all
     applicable)

     10% Owner
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6.   If Amendment, Date of Original (Month/Day/Year)
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7.   Individual or Joint/Group Filing

     Form filed by More than One Reporting Person
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TABLE I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned
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1.   Title of Security

     COMMON STOCK, $0.01 PAR VALUE PER SHARE
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2.   Amount of Securities Beneficially Owned

     3,487,795
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3.   Ownership Form:  Direct (D) or Indirect (I)

     Direct       Ross Financial Corporation

     Indirect     Kenneth B. Dart
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4.   Nature of Indirect Beneficial Ownership

     By Ross Financial Corporation
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED

               NONE.
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Explanation of Responses:

Kenneth B. Dart is the 100% shareholder of Ross Financial
Corporation. Ross Financial Corporation owns all of the securities directly.

Ross Financial Corporation

By:  Kenneth B. Dart, Its President
Dated:  December 10, 1997

Kenneth B. Dart
Dated:  December 10, 1997
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